SFS Series Trust N-1A/A

Exhibit 99(h)(3)

Hercules Fund

Form of Management Services Agreement

THIS AGREEMENT is made as of December 3, 2020, among Hercules Fund, a series of the SFS Series Trust, an open-end management investment company organized as a statutory trust under the laws of the State of Delaware (the “Trust”), and CorrCast Administration LLC (“CORRCAST”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end registered management investment company, presently consisting of, among others, the series listed in Appendix A (the “Fund”);

WHEREAS, CORRCAST provides certain management services to investment companies; and

WHEREAS, the Fund desires to appoint CORRCAST to perform certain administrative services for the Fund, and CORRCAST has indicated its willingness to so act, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	CORRCAST Appointment and Duties.

(a)	The Trust on behalf of the Fund hereby appoints CORRCAST to provide the administrative services for the Fund set forth in Appendix B hereto, as amended from time to time, upon the terms and conditions hereinafter set forth. CORRCAST hereby accepts such appointment and agrees to furnish such specified services. CORRCAST shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(b)	CORRCAST may employ or associate itself with a person or persons or organizations as CORRCAST believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such person or persons or organizations shall be paid by and be the sole responsibility of CORRCAST, and the Fund shall bear no cost or obligation with respect thereto; and provided further that CORRCAST shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such person or persons or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts.

2.	CORRCAST Compensation; Expenses.
	(a)	In consideration for the services to be performed hereunder by CORRCAST, the Fund shall pay CORRCAST the fees listed in Appendix C hereto.

(b)	CORRCAST will bear all expenses in connection with the performance of its services under this Agreement, except as otherwise provided herein. CORRCAST will not bear any of the costs of Fund personnel. Other Fund expenses incurred shall be borne by the Fund or the Fund’s investment adviser, including, but not limited to, initial organization and offering expenses; litigation expenses; taxes; transfer agency and custodial expenses; interest; Fund directors’/trustees’ fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Fund and investment advisory related legal expenses; costs of maintenance of Fund existence; printing and delivery of materials in connection with meetings of the Fund’s directors/trustees; printing and mailing of shareholder reports, prospectuses, statements of additional information other offering documents, supplements, proxy materials and other communications to shareholders; securities pricing data and expenses in connection with electronic filings with the U.S. Securities and Exchange Commission (the “SEC”).

3.	Right to Receive Advice.

(a)	Advice of the Fund and Fund Service Providers. If CORRCAST is in doubt as to any action it should or should not take, CORRCAST may request directions, advice or instructions from the Fund or, as applicable, the Fund’s investment adviser, custodian or other service providers.

(b)	Advice of Counsel. If CORRCAST is in doubt as to any question of law pertaining to any action it should or should not take, CORRCAST may request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund’s investment adviser or CORRCAST, at the option of CORRCAST). If the CORRCAST selects counsel other than Fund counsel the CORRCAST is responsible for such fees and expenses.

(c)	Conflicting Advice. In the event of a conflict between directions, advice or instructions CORRCAST receives from any Fund service provider and the advice CORRCAST receives from Fund counsel, CORRCAST may in its sole discretion rely upon and follow the advice of Fund counsel. CORRCAST will provide the Fund with prior written notice of its intent to follow advice of Fund counsel that is materially inconsistent with directions, advice or instructions from the Fund service provider.

4.	Standard of Care; Limitation of Liability; Indemnification.

(a)	CORRCAST shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement.

(b)	In the absence of willful misfeasance, bad faith, negligence or reckless disregard by CORRCAST in the performance of its duties, obligations or responsibilities set forth in this Agreement, CORRCAST and its affiliates, including their respective officers, directors, agents and employees, shall not be liable for, and the Fund agrees to indemnify, defend and hold harmless such persons from, all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from the following (provided, however, that with respect to (ii) and (v) below, the Fund’s obligation to indemnify, defend and hold harmless under this Section 4(b) shall only apply to the extent arising directly or indirectly from the Fund’s or its agents’ willful malfeasance, bad faith, negligence or reckless disregard in the performance of its duties, obligations or responsibilities):

(i)	the inaccuracy of factual information furnished to CORRCAST by the Fund or the Fund’s investment adviser, custodian or other service providers;

(ii)	any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates;

(iii)	CORRCAST’s reliance on any instruction, direction, notice, instrument or other information that CORRCAST reasonably believes to be genuine;

(iv)	loss of data or service interruptions caused by equipment failure; or

(v)	any other action or omission to act which CORRCAST takes in connection with the provision of services to the Fund.

(c)	CORRCAST shall indemnify and hold harmless the Fund, the Fund’s investment adviser, the Fund’s administrator and the Funds’ other service providers and their respective officers, directors, agents and employees from and against any and all taxes, charges, expenses, disbursements, assessments, claims, losses, damages, penalties, actions, suits, judgments and liabilities (including, without limitation, attorneys’ fees and disbursements and liabilities arising under applicable federal and state laws) arising directly or indirectly from CORRCAST’s willful misfeasance, bad faith, negligence or reckless disregard in the performance of its duties, obligations or responsibilities set forth in this Agreement.

(d)	Notwithstanding anything in this Agreement to the contrary, neither party shall be liable under this Agreement to the other party hereto for any punitive, consequential, special or indirect losses or damages. Any indemnification payable by a party to this Agreement shall be net of insurance maintained by the indemnified party as of the time the claim giving rise to indemnity hereunder is alleged to have arisen to the extent it covers such claim.

(e)	In any case in which either party (the “Indemnifying Party”) may be asked to indemnify or hold the other party (the “Indemnified Party”) harmless, the Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party, although the failure to do so shall not prevent recovery by the Indemnified Party in the absence of actual prejudice to the Indemnifying Party, and shall keep the Indemnifying Party advised with respect to all developments concerning such situation. The Indemnifying Party shall have the option to defend the Indemnified Party against any claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such claim. The Indemnified Party will not confess any claim or make any compromise in any case in which the Indemnifying Part will be asked to provide indemnification, except with the Indemnifying Party’s prior written consent.

(f)	No party shall be liable for loses, delays, failures, errors, interruptions or losses of data in its performance of its obligations under this Agreement if and to the extent it is caused, directly or indirectly, by reason of circumstances beyond their reasonable control, including without limitation, acts of God, action or inaction of civil or military authority, war, terrorism, riot, fire, flood, sabotage, labor disputes, elements of nature or non-performance by a third party. In any such event, the non-performing party shall be excused from any further performance and observance of obligations so affected only for so long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

5.	Activities of CORRCAST. The services of CORRCAST under this Agreement are not to be deemed exclusive, and CORRCAST shall be free to render similar services to others. The Fund recognizes that from time to time directors, officers and employees of CORRCAST may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include CORRCAST as part of their name and that CORRCAST or its affiliates may enter into administrative agreements or other agreements with such other corporations and businesses.

6.	Accounts and Records. The accounts and records maintained by CORRCAST on behalf of the Fund shall be the property of the Fund. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by CORRCAST to the Fund at the Fund’s expense.

7.	Confidential and Proprietary Information. The Fund and CORRCAST shall each comply with all laws, rules and regulations relating to the privacy, confidentiality and the handling of personal financial information including but not limited to the Graham-Leach-Bliley Act, SEC Regulation S-P and Massachusetts General Laws Chapter 93H, to the extent applicable to CORRCAST’s duties under this Agreement. CORRCAST agrees that it will, on behalf of itself and its officers and employees, treat all transactions contemplated by this Agreement, and all records and information relative to the Fund and its current and former shareholders and other information germane thereto, as confidential and as proprietary information of the Fund and not to use, sell, transfer or divulge such information or records to any person for any purpose other than performance of its duties hereunder, except after prior notification to and approval in writing from the Fund, which approval shall not be unreasonably withheld. Approval may not be withheld where CORRCAST may be exposed to civil, regulatory or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when requested by the Fund. When requested to divulge such information by duly constituted authorities, CORRCAST shall use reasonable commercial efforts to request confidential treatment of such information. CORRCAST shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to the Fund and its current and former shareholders.

8.	Representations and Warranties of CORRCAST. CORRCAST represents and warrants to the Fund that It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

9.	Representations and Warranties of the Trust. The Trust represents and warrants to CORRCAST that:

(a)	It is a statutory trust duly organized and existing and in good standing under the laws of the state of Delaware and is registered with the SEC as an open-end management investment company.

(b)	It is empowered under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement.

(c)	The Board of Trustees of the Fund has duly authorized it to enter into and perform this Agreement.

(d)	Notwithstanding anything in this Agreement to the contrary, the Trust agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of CORRCAST hereunder without the prior written approval or CORRCAST, which approval shall not be unreasonably withheld or delayed.

10.	Documents. The Fund has furnished or will furnish, upon request, CORRCAST with copies of the Trust’s Declaration of Trust and the Fund’s advisory agreement, custodian agreement, transfer agency agreement, administration agreement, current prospectus, statement of additional information, periodic Fund reports and all forms relating to any plan, program or service offered by the Fund. The Fund shall furnish, within a reasonable time period, to CORRCAST a copy of any amendment or supplement to any of the above-mentioned documents. Upon request, the Fund shall furnish promptly to CORRCAST any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement the terms “registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by the Fund with the SEC and any amendments and supplements thereto that are filed with the SEC.

11.	Consultation Between the Parties. CORRCAST and the Fund shall regularly consult with each other regarding CORRCAST’s performance of its obligations under this Agreement. In connection therewith, the Fund shall submit to CORRCAST at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the Securities Act of 1933, as amended, and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the Fund’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Fund may deem advisable, such right being in all respects absolute and unconditional.

12.	Business Interruption Plan. CORRCAST shall maintain in effect a business interruption plan, and enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry. In the event of equipment failures, CORRCAST shall, at no additional expense to the Fund, take commercially reasonable steps to minimize service interruptions.

13.	Duration and Termination of this Agreement.

(a)	Initial Term. This Agreement shall become effective as of the date first written above (the “Start Date”) and shall continue thereafter throughout the period that ends twelve (12) months after the Start Date (the “Initial Term”). Until the end of the Initial Term, this Agreement may be terminated without penalty only by agreement of the parties or for cause pursuant to Section 13(c) hereof.

(b)	Renewal Term. If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods until terminated by either party upon not less than one hundred and eighty (180) days’ written notice prior to the expiration of the then current renewal term or for cause pursuant to Section 15(c) hereof.

(c)	Cause. Notwithstanding anything to the contrary elsewhere in this Agreement, the Fund may terminate this Agreement for cause immediately at any time, without penalty, without default and without the payment of any termination payment or other liquidated damages. For purposes of this Section 13, “cause” shall mean:

i.	willful misfeasance, bad faith, negligence or reckless disregard on the part of CORRCAST in the performance of its duties, obligations and responsibilities set forth in this Agreement, provided, however, that in the event of a material breach by CORRCAST hereof such termination shall not take effect until 20 days after CORRCAST has been provided with notice thereof and CORRCAST has not remedied the cause of the breach during such time;
ii.	in the event CORRCAST is no longer permitted to perform its duties, obligations or responsibilities hereunder pursuant to applicable law, or regulatory, administrative or judicial proceedings against CORRCAST which result in a determination that CORRCAST has violated, or has caused the Fund to violate, in any material respect any applicable law, rule, regulation, order or code of ethics, or any material investment restriction, policy or procedure adopted by the Fund of which CORRCAST had knowledge (it being understood that CORRCAST is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Fund’s public filings or otherwise provided to CORRCAST); or

iii.	financial difficulties on the part of CORRCAST which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.
(d)	Deliveries Upon Termination. Upon termination of this Agreement, CORRCAST agrees to cooperate in the orderly transfer of administrative duties and shall deliver to the Fund or as otherwise directed by the Fund (at the expense of the Fund) all records and other documents made or accumulated in the performance of its duties for the Fund hereunder. In the event CORRCAST gives notice of termination under this Agreement, it will continue to provide the services contemplated hereunder after such termination at the contractual rate for up to 180 days, provided that the Fund uses all reasonable commercial efforts to appoint such replacement on a timely basis.

16.	Assignment. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and permitted assigns; provided, however, that this Agreement shall not be assignable by the Fund without the prior written consent of CORRCAST, or by CORRCAST without the prior written consent of the Fund.

17.	Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware and the 1940 Act and the rules thereunder. To the extent that the laws of the State of Delaware conflict with the 1940 Act or such rules, the latter shall control.

18.	Names. The obligations of the Fund entered into in the name or on behalf thereof by any director, shareholder, representative, or agent thereof are made not individually, but in such capacities, and are not binding upon any of the directors, shareholders, representatives or agents of the Fund personally, but bind only the property of the Fund, and all persons dealing with the Fund must look solely to the property of the Fund for the enforcement of any claims against the Fund.

19.	Amendments to this Agreement. This Agreement may only be amended by the parties in writing.

20.	Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To CORRCAST:

CorrCast Administration LLC

(804) 503-0094

To the Fund:

Hercules Fund

Fund Address

Fund Contact Person

Fund Number

21.	Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

22.	Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that CORRCAST may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SFS Series Trust on behalf of the Hercules Fund

By:
Name:
Title:

CorrCast Administration LLC

By:
Name:	Joseph McDonald
Title:	Manager

APPENDIX A

LIST OF FUNDS

Hercules Fund

APPENDIX B

SERVICES

Management Services Agreement

●	Serve as liaison between the Fund and the Fund’s investment adviser and all other service providers
●	Assist the Fund in the preparation, compiling and submitting materials requested by the Board, including working with the Fund’s investment adviser on obtaining updates as to growth of fund assets and any other fund related issues
●	Serve as liaison for the Board as it relates to fund accounting, custodian, and prime broker related matters
●	Serve as primary liaison between Fund CCO and investment adviser compliance and legal department
●	Monitor expense ratios and validate all expense line items
●	Review the Board and Regulatory filing calendars as it relates to the Fund
●	Monitor and assist fund administrator with its review of “qualified client” paperwork, including, as necessary, working directly with a potential investor as it relates to obtaining the necessary paperwork
●	Review the Fund’s registration statement, any supplements to the prospectus and/or statement of additional information
●	Review all shareholder reports prepared on behalf of the Fund, including the semiannual report and annual report
●	Review Board meeting agendas and supporting documents for meetings of Trustees and committees of Trustees as it relates to the Fund
●	Supervise the preparation of notices, proxy statements and minutes of meetings of shareholders of the Fund
●	Review the Fund’s operating expense budget and work with the Fund’s investment adviser and fund administrator to address any questions or issues
●	Review the Fund’s Form N-PX, N-CEN, N-PORT and N-LIQUID filings

APPENDIX C

COMPENSATION

FEES:

Pursuant to Section 2 of this Agreement, in consideration of services rendered and expenses assumed pursuant to this Agreement, the Fund will pay CORRCAST a fee computed as follows: